Exhibit 10.8(4)

                                               EMPLOYMENT AGREEMENT

     This Agreement is made this 10th day of December 1999 , by and between SIERRA HEALTH SERVICES, Inc., a Nevada Corporation, of
Las Vegas, Nevada (hereinafter referred to as "Employer"), and Laurence S. Howard, (hereinafter referred to as "Employee").

                                   WITNESSETH

                  WHEREAS, Employer is a publicly traded company engaged in the business of providing managed health care services through subsidiary companies;

     WHEREAS, Employee has expertise and experience in providing managed health care services; and, WHEREAS, Employee has made and is expected to continue to make a major contribution to the profitability, growth and financial strength of Employer;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:

                                                      ARTICLE I
                                            EMPLOYMENT/DUTIES AND POWERS

         1. Employer hereby employs, engages and hires Employee as Sr. Vice President, HMO and Insurance Operations, and Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision and direction of Employer.

         2 Employee shall perform such duties as are assigned by the President of Employer or his/her designee, and shall at all times faithfully and to the best of his/her ability perform all the duties that may be required of Employee to the reasonable satisfaction of Employer. Employee shall exercise only those powers for signing contracts and conveyances in the ordinary course of business as are expressly authorized by Employer's President or the appropriate Board of Directors. Employee further agrees to participate in and assist in the development of quality improvement programs offered by Employer.

                                                     ARTICLE II
                                       TERM OF EMPLOYMENT - TERM OF AGREEMENT

         1. The term of employment governed by this Agreement shall be for approximately a 5 year period starting December 10, 1999 and terminating December 31, 2004 subject, however, to prior termination as hereinafter provided in Article VII. Unless earlier terminated by the mutual agreement of the parties hereto, this Agreement shall terminate at December 31, 2004 or, if Employee has become entitled to any benefit under Article VII due to termination of employment on or before December 31, 2004, at such date as Employer has no further obligations to Employee under Article VII; provided, however, that the provisions of Article V and Article VI (and this clause of Article II) shall survive any termination of this Agreement.


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



                                                     ARTICLE III
                                              COMPENSATION AND REVIEW

         1. Employer shall pay Employee and Employee shall accept from Employer as payment for Employee's services hereunder, compensation in the form of base salary in the amount as set forth in Attachment A of this Agreement, payable at such times as are deemed appropriate by Employer, but not less than twice a month, and other compensation payable under this Agreement.

     2. (a) Employer shall reimburse Employee for all necessary and reasonable business expenses incurred by Employee while performing services pursuant to Employer's direction. (b) Employee agrees to maintain adequate records of expenses, in such detail as Employer may reasonably request. 3. (a) Employee shall also be eligible for those Employee fringe benefit programs, bonus plans, and stock option plans as are made available to other employees of Employer at the same organizational level, and as approved by the Board of Directors.

     (b) Except for Employee's vested benefits under the Supplemental Executive Retirement Plan ("SERP"), Employer may, at any time and at its sole discretion, amend any fringe benefit programs, bonus programs, or stock option programs without prior notice to Employee even though such an amendment may decrease the benefits available under said


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



programs. Notwithstanding this subparagraph, Employer shall have the right to retroactively amend Employer's policies concerning vacation and paid time off accruals.

         4. Employee's performance shall be reviewed at least annually based on established job duties, goals and objectives and other reasonable standards as deemed necessary and appropriate by Employer.

                                                     ARTICLE IV
                                                  OTHER EMPLOYMENT

                  Employee shall devote all of his time, attention, knowledge, and skills solely to the business and interest of Employer, unless otherwise authorized by Employer, and Employer shall be entitled to all of the income, benefits, or profits arising from or incident to all work, work associations, services, or advice of Employee, unless otherwise authorized in writing by Employer. Employee shall not, during the term hereof, be interested in any manner, as partner, officer, director, advisor, employee or in any other capacity in any other business similar to Employer's business or any allied trade, or obtain any interest adverse to Employer; provided, however, that Employee may provide advice and consultation to other entities with the written approval of Employer, and further provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his/her surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Employee from investing or limit Employee's right to invest his/her surplus funds in



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



real estate. Employee shall complete a Conflict of Interest form by February 15 of each calendar year and submit it to Employer for review. All conflicts of interest or any potential conflicts of interest which arise during the year must be immediately reported to Employer. All conflict of interest concerns must be resolved to the reasonable satisfaction of Employer as a condition of continuation of employment.

                                                      ARTICLE V
                                                  BUSINESS SECRETS

         1. Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any proprietary or confidential information concerning any matter affecting or relating to the business of Employer or its subsidiaries, including without limiting the generality of the foregoing, any of their customers, the prices they obtain from providers or have obtained from the sale of, or at which they sell or have sold, its services, or any other information concerning the business of Employer or its subsidiaries, their manner of operation, or their plans, if such a disclosure would be detrimental to the business interests of Employer or its subsidiaries.

         2. If Employee's employment hereunder is terminated by either party at any time hereafter, then Employee agrees to turn over to Employer all papers, documents, working papers, correspondence, memos and any and all other documents in Employee's possession relating to or concerning any matter affecting or relating to the business of Employer or its subsidiaries.



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



                                                     ARTICLE VI
                                              NON-COMPETITION AGREEMENT

         1. Employee acknowledges that in Employee's employment hereunder, Employee will have continual contacts with the groups, members, and providers who are covered by or associated with the managed health care programs offered by Employer or its subsidiaries in Nevada and other states. In all of Employee's activities, Employee, through the nature of Employee's work, will have access to and will acquire confidential information related to the business and operations of Employer and its subsidiaries, including, without limiting the generality of the foregoing, member and group lists, and confidential information relating to processes, plans, methods of doing business and special needs of doctors, hospitals, members, groups, pharmacies, or other health care providers who contract with Employer or its subsidiaries. Employee acknowledges that all such information is the property of Employer or its subsidiaries solely and constitutes confidential information of such parties; that the disclosure thereof would cause substantial loss to the goodwill of Employer and its subsidiaries; that disclosure thereof to Employee is being made only because of the position of trust and confidence which Employee will occupy and because of Employee's agreement to the restrictions herein contained; that his knowledge of these matters would enable him, on termination of this Agreement, to compete with Employer or its subsidiaries in a manner likely to cause Employer and its subsidiaries irreparable harm, and disclosure of such matters would, likewise, cause such



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



harm; and that the restrictions imposed upon Employee herein would not prohibit Employee in earning a living.

         2. It is understood and agreed by Employee and Employer that the essence of this Employment Agreement is the mutual covenants of the parties herein made, that the present and future members and groups of Employer or its subsidiaries will remain Employer's or its subsidiaries' members and groups during the term of this Agreement and following its termination for any reason. In consideration for the employment and continued employment of Employee by Employer, and also for the amount received by Employee as compensation, Employee hereby irrevocably warrants, covenants, and agrees as follows:

                  (a) during the term of Employee's employment and after leaving the employment of Employer for any reason, whether involuntary or voluntary, Employee will not take any action whatsoever which may or might disturb any existing business relationship of Employer or its subsidiaries with any doctors, groups, members, hospitals, pharmacies or other health care providers in Nevada who contract with Employer or its subsidiaries;

                  (b) for a period of one (1) year after leaving the employment of Employer, Employee will not solicit business from the members or groups of Employer or its subsidiaries in Nevada, or in any manner disrupt any business relationship Employer or its subsidiaries has with any contracted health care provider in Nevada with whom Employee came in contact as an employee of Employer.



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



                  (c) for a period of one (1) year after leaving the employment of Employer, Employee will not, either directly or indirectly, work for any present or future competitors of Employer operating in the state of Nevada who in any manner offer any managed health care programs, insurance coverage, or administer health care claims for employers. Such competitors shall include, but are not limited to, HMOs, PPOs, insurance companies, utilization management companies, or third party administrators.

         3. The one (1) year period specified in this Article will be tolled during any period of breach of any of the terms of Article VI by Employee.

         4. Employee agrees that in the event of a breach of any term of this Agreement, and more particularly, in the event of a breach of any of the terms and provisions of Article VI, Employer shall be entitled to secure an order in any suit brought for that purpose to enjoin Employee from violating any of the provisions of the Agreement and that, pending the hearing and the decision on the application for such order, Employer shall be entitled to a temporary restraining order without prejudice to any other remedy available to Employer, all at the expense of Employee should Employer prevail in such action. Employee understands that the covenants of this Article are the essence of this Employment Agreement, and without which no Employment Agreement with Employee would be entered into by Employer.

     5. The provisions of Article VI shall in no event be construed to be an exclusive remedy and such remedy shall be held and construed to be cumulative and not exclusive of any






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



rights or remedies, whether in law or equity, otherwise available under the terms of this Agreement or under the laws of the United States or the state of Nevada.

         6. The covenants and agreements made by Employee in this Article VI shall be construed as an agreement independent of any other provision in the Agreement and the existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer, by injunctive relief or otherwise, of the provisions of Article VI. The invalidity of all or any part of any section or paragraph of this Article VI shall not render invalid the remainder of this Article or any section hereof.

         7. No failure or failures on the part of Employer to enforce any violation by Employee of this Non-Competition Agreement, shall constitute a waiver of Employer's rights thereafter to enforce all of the terms, covenants, provisions and agreements herein contained.

                                                     ARTICLE VII
                                              TERMINATION OF EMPLOYMENT

         1. Termination of employment by either Employer or Employee shall follow established Sierra Health Services Policies and Procedures including appropriate notice, except as otherwise specifically set forth in this Article.

     2. Employee may terminate employment hereunder with sixty (60) days prior written notice. If Employee is terminated during such sixty (60) day notice period, Employee shall be entitled to be paid his customary salary during the remainder of the notice period. If Employee






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



shall voluntarily terminate employment all eligible separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level, shall be paid or made available to Employee.

         3. If Employer shall terminate Employee's employment hereunder, or subsequent to the termination of this Agreement or any similar agreements, without cause, except as otherwise set forth in Paragraphs 6 and 7 of this Article, Employee shall be entitled to twelve (12) months salary and all other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level.

         4. In the event Employee's employment hereunder terminates for any reason other than for cause, as set forth in Paragraph 6 of this Article, Employee and his/her family shall be eligible to remain covered under Employer's health care, dental, vision and life coverage program, at no expense, for a period of time equal to Employee's length of service or until Medicare eligible, whichever occurs first, following termination of such employment.

         5. Notwithstanding any other provision in this Agreement to the contrary, Employee hereby agrees that any separation compensation due to Employee, other than accrued vacation, shall be paid out 25% after the first 30 days, 37 1/2% after the first 60 days, and the remaining 37 1/2% at the end of 180 days, except in the event of a change in control. Payment of such amounts shall fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder. Any payments or such amounts which would otherwise be payable after a change in control, or arising as a result of a change in control, shall



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



be made in a lump sum within five (5) business days following the date of the change in control and shall, except as otherwise provided in any other benefit program or in this Agreement, fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

         6. If Employer shall terminate Employee's employment for Cause, which is defined as (1) Employee's conduct that is materially detrimental to Employer's reputation or business relationships, or (2) Employee's misappropriation of Employer's funds, Employee shall be eligible for four (4) weeks salary and any other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level, as full and final payment under this Agreement. Payment of such amounts shall fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

         7. (a) If Employee is unable to perform Employee's duties hereunder, by reason of illness or incapacity of any kind, for a period of more than twelve
(12) months in excess of accrued sick leave, Employee's employment hereunder may be terminated by Employer at its absolute discretion with one week of prior written notice.

                  (b) If Employee's illness or incapacity shall have ended, and Employee shall have assumed Employee's duties hereunder, prior to the date specified in the notice of termination, Employee shall be entitled to resume Employee's employment hereunder as if such notice had not been given.



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



         8. In the event of a change in control of Employer, whereby any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 51% or more of the combined voting power of the then outstanding securities of Employer, and such change in control was not approved by a majority of the Board of Directors of Employer, Employee, at his/her sole option, shall be entitled to terminate his/her employment hereunder and, upon such termination, will be entitled to a cash amount equal to (2.99) times Employee's current salary and the target annual bonus for which Employee is eligible in the year of termination, together with any other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level. Employee's right to terminate under this Paragraph 8 may be exercised at the time of the change in control or at any time within two years after the change in control, including upon receipt of any notice that Employer has elected to terminate Employee's employment without cause during such two-year period. Payment of such amounts shall be made in a lump sum within five (5) business days following the date such amounts become payable hereunder and shall, except as otherwise provided in any other benefit program or in this Agreement, fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

         9. In the event of a change in control of Employer, whereby any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 51%


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



or more of the combined voting power of the then outstanding securities of Employer, and such change in control is approved by a majority of the Board of Directors of Employer, Employee, at his/her sole option, shall be entitled to terminate his/her employment hereunder and, upon such termination, will be entitled to a cash amount equal to (2.99) times Employee's current salary and the target annual bonus for which Employee is eligible in the year of termination, together with any other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level, if, within two (2) years after the effective date of the change in control any one of the following occurs: (a) the assignment to Employee of any duties inconsistent with Employee's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities or any other action by Employer that results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an action not taken in bad faith and that is remedied by Employer within 10 days after receipt of written notice by Employee; (b) a reduction in Employee's annual base salary or target bonus; (c) the relocation of Employer's principle executive offices to a location more than 75 miles from the current location of such offices or (d), in the event such change in control occurs within the final two years prior to the calendar date stated as the termination date of the Agreement in Article II, and if, prior to such stated termination date and prior to termination of Employee's employment, Employer has not offered to enter into an extension of this employment agreement or a new employment agreement providing benefits substantially equal to those under this agreement for a term to extend until at least two years after


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



the date of such change in control. In addition, if Employee's employment hereunder is terminated for reasons other than those set forth in Paragraph 6 or 7 of this Article within two (2) years after the effective date of a change in control which was approved by a majority of Employer's Board of Directors, Employee shall be entitled to a cash amount equal to (2.99) times Employee's current salary and the target annual bonus for which Employee is eligible in the year of termination, together with all other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level. Payment of such amounts shall be made in a lump sum within five (5) business days following the date such amounts become payable hereunder, and shall, except as otherwise provided in any other benefit program or in this Agreement, fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

         10. Anything contained herein to the contrary notwithstanding in the event that Employer shall discontinue operation of Employer other than as a result of a merger, consolidation or acquisition, then this Agreement shall terminate and the provisions of Article VI shall terminate as of the last day of the month in which Employer ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof.

         11. Any amounts payable under this Article VII shall also be payable to Employee in the event Employee is terminated without cause during the 90-day period prior to a Change in Control.



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



         12. Whether or not Employee becomes entitled to any payments under Paragraphs 1 through 11 of this Article VII, if any payments or benefits received, or to be received, by Employee (including the vesting of any option and other non-cash benefits and property), whether pursuant to any provision of this Agreement or any other plan, arrangement or agreement with Employer or any affiliated company, excluding the Gross-Up Payment described herein (such payments and benefits being the "Total Payments"), will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax, including penalties and interest thereon, being the "Excise Tax"), Employer shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after reduction for any Excise Tax on the Total Payments and any federal and Excise Tax on the Gross-Up Payment, shall be equal to the sum of (i) the Total Payments plus (ii) any deductions disallowed for federal income tax purposes because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income multiplied by the Executive's highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

                                                    ARTICLE VIII
                                                  EFFECT OF WAIVER

               The waiver by either party of a breach of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach thereof.



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



                                                     ARTICLE IX
                                           ACTUAL ATTORNEY'S FEES EXPENDED

               Employer and Employee agree that all attorneys fees expended by either party in any dispute, arbitration or litigation concerning this Agreement will be paid by the losing party in that dispute, arbitration or litigation.

                                                      ARTICLE X

                                                       NOTICE

               Any and all notices referred to herein shall be sufficient if furnished in writing, sent by registered mail to the representative parties at the addresses subscribed below their signatures to this Agreement.

                                                     ARTICLE XI

                                                     ASSIGNMENT

               The rights, benefits and obligations of Employee under this Agreement shall be assignable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against Employer's successors or assigns.

                                                     ARTICLE XII
                                                  ENTIRE AGREEMENT

               This Agreement contains the entire Agreement between the parties, and the parties hereby agree that no other oral representations or agreements have been entered into in connection with this transaction.


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



                                                    ARTICLE XIII

                                                      AMENDMENT

               No amendment or modification of this Agreement shall be deemed effective, unless or until, it is executed in writing by the parties hereto.

                                                     ARTICLE XIV

                                                      VALIDITY

               This Agreement, having been executed and delivered in the State of Nevada, its validity, interpretation, performance and enforcement will be governed by the laws of that state.

                                                     ARTICLE XV

                                                    SEVERABILITY

               It is mutually agreed that all of the terms, covenants, provisions, and agreements contained herein are severable and that, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid term, covenant, provision, or agreement were not contained herein.



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



                                                     ARTICLE XVI

                                                        FORUM

               The parties hereto consent and agree that any action to enforce this Agreement or any provision therein or any rights hereunder or any action relating to the employment of Employee with Employer shall be brought in the State of Nevada.

                                                    ARTICLE XVII

                                                  INDEMNIFICATION

     Employer shall indemnify Employee whether or not then in office, to the fullest extent provided for in Employer's Articles of Incorporation or Bylaws, as in effect, or as may thereafter be amended, modified or revised from time to time (collectively, "Employer's Articles"), or permitted under the law of Nevada or such other state in which Employer may hereafter be domiciled, against any and all costs, claims, judgments, fines, settlements, liabilities, and fees or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any proceedings (including without limitation, threatened actions, suits or investigations) arising out of, or relating to, Employee's actions or in actions as a director, officer or employee of Employer at any point during his employment by or service to Employer, whether under this Agreement, any prior employment agreements or otherwise. The indemnification contemplated under this Section shall be provided to Employee unless, at the time indemnification is sought, such indemnification would be prohibited under the law of



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



Nevada or of the state in which Employer may then be domiciled; Employer may rely on the advice of its counsel in determining whether indemnification is so prohibited.


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



     IN WITNESS WHEREOF,  the parties have executed this Agreement at Las Vegas,
Nevada, on the       day of                , 19 .


SIERRA HEALTH SERVICES, INC.

By:______________________________
               President
               P. O. Box 15645
               Las Vegas, NV 89114-5645


EMPLOYEE

By:______________________________
               Laurence S. Howard
               7429 Bush Garden
               Las Vegas, NV  89129


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